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                                                                   EXHIBIT 10.26

                           [AUDIBLE INC. LETTERHEAD]


September 29, 1997

Mr. Travis Millman
c/o Audible Inc.
65 Willowbrook Blvd.
Wayne, NJ 07470


Dear Travis,


This letter is intended to formalize a working relationship between Audible Inc. and yourself.

You will become Vice President of Business Development reporting directly to me. Attendant to your employment -- subject to approval by the Board of Directors and the shareholders -- the Company hereby offers you the right to purchase 150,000 shares of the Common Stock of the Company at a purchase price of $.40 per share. Such shares shall be subject to the terms of a stock restriction agreement in a form to be provided to you prior to the commencement of your employment. In general, the agreement subjects the shares to a vesting schedule such that in the event that your employment with the Company terminates, the Company has the right to repurchase the unvested shares from you at your cost. The shares vest 12 percent (18,000 shares) on February 15, 1998 and thereafter in equal monthly installments of 2 percent (3,000 shares) on the last day of every month. The agreement also provides the Company with the right of first refusal on any shares you wish to transfer to a third party. The purchase price of the shares is payable in cash, by promissory note, or by a combination of both.

Provided that you remain employed with the Company until September 30, 2001, you will receive a $78,753 bonus at that time. The Company will not provide you with any gross up in taxes due to such one time bonus.

Your annual salary will begin at $112,000 per year with a performance bonus at a target of 50% of base salary. We will guarantee you a minimum bonus in the first six months of $21,000 of which $10,500 will be paid upon signing and the next $10,500 will be paid on your three month anniversary. This offer will remain open until October 14, 1997. You agree to commence formal employment with Audible on or before October 14, 1997.

If you accept this offer by the date above the Company will reimburse you up $20,000 for qualified IRS moving expenses. If your total qualified IRS moving expenses are less then $20,000 a lump sum payment for the difference between actual expenses and the $20,000 will be paid to you as a signing bonus.
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A health plan will be part of the employment package. The company will cover the premium for you and 50% for your dependents. Coverage under the plan begins the first day of employment, and in the state of New Jersey their are no pre-existing condition restrictions. The company will also pay 25 percent of your annual membership at a health club near our new headquarters.

Prior to the start of your employment you will need to sign the attached non-disclosure agreement which contains the same restrictions under which the entire management team is employed and will serve as a standard part of all our subsequent hires.

Your signature below indicates acceptance of the terms.


Regards,



__________________________________
Andrew J. Huffman
President and Chief Executive Officer
Audible, Inc.

I acknowledge that this supercedes the prior letter signed on this date.


                                 So Agreed:
                                           ---------------------------------
                                                    Travis Millman

                                 Date:
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WASH1 / 200700
24854-6